Exhibit 99.1

Community Valley Bancorp Reports Record Earnings for 2005

(Chico, CA 1/20/06) – Community Valley Bancorp, parent company of Butte Community Bank (the “Bank”), today announced record earnings for the year ended December 31, 2005.  The Company achieved earnings of $7.198 million, an increase of 28.3% compared to earnings of $5.610 million for the year ended December 31, 2004. Fourth quarter earnings were $1.855 million, an increase of 26.8% from 2004 fourth quarter earnings of $1.463 million. On a diluted per share basis, fourth quarter and full year earnings were $0.24 and $.95 compared to $0.19 and $.74 for the same periods in 2004. Earnings per share information reflect the 2-for-1 stock split distributed by the Company in May 2005. The Company’s year-to-date return on average assets and return on average equity were 1.51% and 18.82% for the year ended December 31, 2005 compared to 1.34% and 17.20% for 2004.

Net interest income for the fourth quarter of 2005 was $7.5 million up $1.6 million, or 26.6%, compared with $5.9 million for the same quarter last year. For the year ended December 31, 2005, net interest income increased $6.2 million, or 29.5%, from $20.9 million for the year ended December 31, 2004, to $27.1 million. Increases for both periods were due to significant growth in earning assets, and an increase in the Company’s net interest margin from 5.89% in the fourth quarter of 2004 to 6.60% for the fourth quarter of 2005 and from 5.70% for the year ended December 31, 2004, to 6.33% for 2005.

Non-interest income for the fourth quarter of 2005 of $1.5 million decreased 20.9% over the prior year’s fourth quarter level of $1.9 million due to the reduction in the level of gains on sales of government loans. On a year over year basis, non-interest income was $692 thousand or 11.5% higher. Increases were realized in all areas from service charges on deposit accounts and commissions received on non-deposit investment products, to loan servicing fees, merchant credit card fees, and gains on the sale of loans. Non-interest expense of $5.7 million increased 9.5% over the $5.2 million reported for the fourth quarter of 2004 and increased 24.4% to $20.8 million for the year ended December 31, 2005 from $16.7 million for 2004. These increases were primarily due to salaries paid to new employees as well as depreciation expense on furniture, fixtures, equipment and construction costs associated with the new branches in Red Bluff, Marysville, Colusa, and Corning. Overall, revenue sources continued to increase due to strong balance sheet growth and higher levels of service fees. The Company’s efficiency ratio was 62.9% during the fourth quarter 2005 compared to 66.3% for the same period in 2004 and was 61.6% for the year ended December 31, 2005 compared to 62.1% for 2004.

The Company continues to experience strong balance sheet growth with total assets increasing $45.1 million, or 10%, from $449.7 million at December 31, 2004, to $494.8 million at December 31, 2005. Deposits grew similarly over the same period increasing $34.9 million, or 8.8%, from $399.1 million at December 31, 2004, to $434.0 million at December 31, 2005. Loans, net of allowance for loan losses, increased $62.0 million, or 18.3%, from $339.2 million at December 31, 2004, to $401.2 million at December 31, 2005.

Deposit growth occurred in all categories with non-interest bearing demand deposits increasing $2.6 million, or 3.2%, from $80.8 million at December 31, 2004, to $83.4 million at December 31, 2005. Interest-bearing deposits increased $32.4 million, or 10.2%, from $318.3 million at December 31, 2004, to $350.7 million at December 31, 2005.

Asset quality remains strong with only one non-performing loan for $9,000 or 0.002% of total loans at December 31, 2005, compared to $101,000 or 0.03% at December 31, 2004. By comparison the industry average was 0.65% of total loans for the Company’s peer group, based on data provided as of September 30, 2005. Net charged-off loans totaled $8,000 or 0.002% of average loans for the year ended December 31, 2005, compared to net recoveries of $4,000 or (0.001%) of previously charged-offs loans for the year ended December 31, 2004.

About Community Valley Bancorp

Butte Community Bank, a subsidiary of Community Valley Bancorp (OTC BB: CVLL), is a progressive Northern California bank that combines traditional deposit and lending services with innovative banking solutions. CVB Insurance Agency, LLC, the newest subsidiary of Community Valley Bancorp, is a full-service insurance agency offering all lines of coverage from auto and health to commercial and farm packages. Founded in 1990, Butte Community Bank is state-chartered with 13 branches in 9 cities including Chico, Magalia, Oroville, Paradise, Yuba City, Red Bluff, Marysville, Colusa, and Redding. It also operates loan production offices in Citrus Heights and Gridley. Community Valley Bancorp has headquarters in Chico, California.

Forward Looking Statement Disclosure

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Community Valley Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements describe the Company’s expectations regarding future events and developments and are subject to risks and uncertainties and include information about possible or assumed future results of operations. Many possible events or factors could affect the Company’s future financial results and performance. This could cause results of performance to differ materially from those expressed in the Company’s forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, such forward looking statements. All forward-looking statements are representative only on the date hereof.

Community Valley Bancorp

Financial Highlights

Year to Year Comparison

Year to Date	YTD 2005	YTD 2004	Change	% Change

Net Income	$7,198,000	$5,610,000	$1,588,000	28.31%

Diluted Earnings Per Share (a)	$0.95	$0.74	$0.21	28.38%

Return on Average Assets (ROAA)	1.51%	1.34%	0.17%	12.69%

Return on Average Equity (ROAE)	18.82%	17.20%	1.62%	9.42%

At End of Period	Dec 31, 2005	Dec 31, 2004	Change	% Change

Total Assets	$494,777,000	$449,675,000	$45,102,000	10.03%

Total Deposits	$434,018,000	$399,059,000	$34,959,000	8.76%

Total Loans	$405,937,000	$344,577,000	$61,360,000	17.81%

Loan Loss Reserve To Loans (b)	1.28%	1.27%	0.01%	.79%

Total Nonperforming Loans	$9,000	$101,000	$(92,000)	1,022%

Shareholders’ Equity	$41,555,000	$34,531,000	$7,024,000	20.34%

Book Value Per Share (a)	$5.75	$4.87	$.88	18.1%

Total Capital to Assets	8.40%	7.68%	0.72%	9.37%

(a) Per share data has been retroactively restated on a split-adjusted basis

(b) Including reserve for loan commitments